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                                  EXHIBIT 11.1

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
            STATEMENT RE: COMPUTATION OF NET INCOME PER COMMON SHARE,
                      BASIC AND DILUTED EARNINGS PER SHARE

                   ($ in thousands, except per share amounts)

                                                        For the Quarter                   For the Six Months
                                                      Ended June 30, 1999                 Ended June 30, 1999
                                                      -------------------                 -------------------

Net income                                                   $3,336                             $14,497

Net income per common share - basic (1)                      $ 0.16                             $  0.67

Net income per common share - diluted (2)                    $ 0.16                             $  0.66

1) The number of common shares outstanding used to compute net income per share-basic was 20,958,060 and 21,587,836 for the quarter and six months ended June 30, 1999, respectively.

2) Diluted earnings per common share for the quarter and six months ended June 30, 1999, was calculated based on weighted average common shares outstanding of 21,138,487 and 21,800,285, respectively. Diluted earnings per common share assumes the exercise of options covering 180,427 and 212,449 shares and computes incremental shares using the treasury stock method for the quarter and six months ended June 30, 1999, respectively